Exhibit 99.1

Force Protection, Inc.

First Quarter 2010 Earnings Conference Call

May 4, 2010

Operator:                                              Greetings, and welcome to the Force Protection, Inc. First Quarter 2010 Earnings Conference Call.  At this time all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Wes Harris, Director of Investor Relations for Force Protection.  Thank you, Mr. Harris.  You may begin.

Wes Harris:                                         Thanks, Doug.  Good afternoon, everyone, and thank you for joining us.  Before we get started with this afternoon’s conference call I would like to read the company’s Safe Harbor language.

Certain statements in today’s call contain forward-looking statements that are not historical facts, including statements about beliefs and expectations.  These statements are based on beliefs and assumptions of Force Protection’s management and on information currently available.  These forward-looking statements include, among other statements, the demand for our vehicles, our base of recurring revenue over the next several years, including sales of the Buffalo and Cougar, as well as our modernization, spares, and sustainment services; the potential orders for the Ocelot and the JAMMA; the expectations for our vehicle modernization and sustainment efforts; our ability to develop new technologies and products, and the effectiveness of these technologies and products; the execution of our business strategy and strategic transformation, including the provision of a broad range of survivability solutions; the effect of the key locations outside of the United States; and, our expected financial and operating results, including revenues and cash flow for future periods.

Forward-looking statements speak only as of the date they are made and we undertake no obligation to update any of them publicly in light of new information or future events.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, the ability to effectively manage the risk in our business; the ability to execute our strategic transformation; the ability to develop new technologies and products and the acceptance of these technologies and products; the ability to obtain new orders for our vehicles, products, and services; the impact of the rate of operations in Iraq and Afghanistan; and, other risks and factors and cautionary statements listed in our periodic reports filed with the SEC, including the risks set forth in our annual report on Form 10-K for the year ended December 31, 2009 and as updated in the quarterly report on Form 10-Q for the period ended March 31, 2010.

So with those formalities out of the way, I’d like to turn the call over to Michael Moody, our CEO.  Michael?

Michael Moody:                                   Thank you, Wes.  Good afternoon, everyone, and thank you for joining us on our 2010 First Quarter Earnings Call.  For those of you who have not spoken to him, Wes joined Force Protection in late March.  Wes brings a broad financial and communications background, including significant experience in investor relations.  As a full time internal resource, Wes’ focus will be to enhance our investor relations efforts as we look forward to his continued contribution.  Also with me today are Charlie Mathis, our Chief Financial Officer, and Randy Hutcherson, our Chief Operating Officer.

To begin with I’ll provide some commentary surrounding our business and recent achievements.  Following that, Charlie will cover the financial results for the 2010 first quarter, then Randy will update you on our current business operations and development efforts.  I’ll conclude our prepared comments with an update on our ongoing strategic initiatives and the future direction of Force Protection.  Of course, when we’ve completed our remarks we’ll open the call up for your questions.

We knew going into the year that our quarterly results would be uneven due to the timing of additional awards, shipments, and other factors.  Similar to last year we continue to anticipate that our revenue and earnings will be heavily weighted to the third and fourth quarters of the year.  Having said that, the first quarter was a very strong building quarter for the company as we continued to enhance and build on our base business by securing new business, performing strongly on our current contracts, and ensuring that the needs of our customers are addressed.  As I will discuss in more detail at the end of our prepared remarks, a key objective of our strategic development efforts is to diversify our revenue streams, which will in turn increase the predictability and long term visibility of the business.

There’s been a high level of operational tempo in Afghanistan, and as the summer months approach we expect the tempo will increase.  Reacting to the needs of the war fighter, we are expanding our footprint in Afghanistan by opening new facilities and deploying our personnel to provide critical modernization and sustainment services that ensure our forces have the necessary equipment to save heroes’ lives.  In addition, we continue to operate our facility in Kuwait with a high level of activity and anticipate that this will continue well into next year.

Our modernization business continues to perform well.  We recently were awarded additional contracts from the United States Marine Corps, collectively totaling approximately $100 million, which includes the purchase and initial installation of more than 750 independent suspension system kit upgrades for Cougars.  This work will be performed in Kuwait, Afghanistan, and other parts of the world.

We view these modernization contract awards as clear recognition that our ongoing efforts to provide customers with unique and comprehensive solutions to support the total life cycle of our vehicles are highly regarded.  We’re aggressively pursuing additional modernization programs and we expect modernization, spares, and sustainment activity will remain a key component of revenue for the long term.

We’re also seeing success in our vehicle development, production, and delivery efforts.  The UK MOD continues to order our Cougar variants and remains very satisfied with the performance of these vehicles.  Also, as it relates to foreign military sales, today we announced a $24 million contract with the United States Marine Corps for 30 Cougar MRAP vehicles, including full field service support.  Delivery of vehicles under the contract will begin in the third quarter of this year and will be completed during this year.  We continue to see significant interest in our Cougar vehicles from a number of foreign militaries that appreciate the enhanced survivability and sustainability afforded by our products.

Recognizing the evolving needs of our customers worldwide, we’re developing new, lighter weight vehicle platforms that provide increased levels of mobility, speed, utility, and other key operating characteristics while still maintaining the level of survivability offered by many of our larger vehicle platforms.  We’re encouraged by our continued effort surrounding the Ocelot.  Last week we announced that the United Kingdom MOD is buying two Ocelots to further the testing process related to the LPPV program.  I was in the UK last Tuesday for an outstanding media day for the Ocelot, where we rolled out the vehicle that was designed and offered by Force Protection Europe.  That vehicle has been performing well in tests, which have been underway since the middle of last year and continues to demonstrate that it offers unprecedented levels of survivability and maneuverability for a vehicle of its size and weight.  And as Randy will discuss in more detail later, we believe the Ocelot provides a unique platform that will be highly attractive to other customers on a global basis.

Our recent announcements and vehicle development programs are prime examples of the success we’ve achieved as it relates to capitalizing on opportunities to build our base business.  These successes have built the foundation for our strategic initiatives of enhancing and expanding our core competencies as well as profitably growing through strategic acquisitions and investments.  We believe we’re in a solid position to increase visibility and grow shareholder value.

Now I’d like to turn the call over to Charlie Mathis to discuss our detailed financial results.  Charlie?

Charlie Mathis:                                   Thank you, Michael, and good afternoon to everyone.  As we expected, for the first quarter ended March 31, 2010 net sales were significantly less than last year.  Sales decreased by 27% to $134.8 million from $184.7 million in the first quarter of 2009.  The 2010 first quarter is also expected to be the lowest revenue quarter for the year as all aspects of our business, vehicles, modernization, and spares and sustainment should be higher in subsequent quarters.  Spare, sustainment, and modernization sales were $98 million or 73% of total net sales.  Modernization sales mainly related to the original ISS kits and install work comprised approximately $48.2 million while spares and sustainment comprised $49.8 million.

With the recent $100 million award for additional kits and related installation, demand for other highly sought-after modernization efforts, and our establishing a unique operating footprint in Kuwait and Afghanistan, we expect this part of our business will continue to perform well.  As it relates to our spares and sustainment business, given what appears to be adequate customer inventory levels, we are not expecting a material increase in this part of the business for the remainder of 2010.  I would note, however, that we have several initiatives underway designed to capture future opportunities.

We shipped 42 vehicles in the first quarter of 2010, which consisted of 22 Buffalos and 20 Cougar variants.  In addition, 19 Wolfhounds were waiting to ship at March 31st, subject to final documentation and will ship in the second quarter.  As we stated on our last call for the 2010 full year we expect to ship about 100 Buffalos and 150 to 200 Cougar and Cougar variants.

Our gross profit margin for the 2010 first quarter was 18.8%, 1.2% below our desired long-term target.  The first quarter gross margin was negatively impacted by manufacturing related costs associated with fewer vehicles, and to a lesser extent, less favorable pricing on some of the Buffalo shipments.  This particular Buffalo contract was negotiated in January 2009 and is now complete.

Total general and administrative expenses for the 2010 first quarter were $18.7 million and at the high end of our expected range.  Included in this amount was increased spending for our business development and strategic initiatives, as well as certain one-time severance charges. We continue to anticipate G&A expenses in the $16 million to $18 million range per quarter for the remainder of 2010.

The specifically identified items of the $40 million cost reduction initiative we announced last November are still tracking to plan.  There have also been additional actions to streamline operations and improve quality, as well as reduce warranty and re-work cost.  Partially offsetting these savings, however, is the increased spending I just mentioned in the areas of business development and our strategic initiatives.

Total R&D expenses during the 2010 first quarter were $4.8 million.  We anticipate similar to slightly less levels of spending for the remaining quarters of 2010.  We reported 2010 first quarter operating income of $1.8 million and net income of $1.1 million or $0.02 per share.  As I stated earlier we expect this to be the low quarter for the year in regards to sales and profitability.

Looking to the balance sheet, the decline in our cash balance was primarily associated with the timing of product deliveries and customer billings.  There were approximately $60 million of contracts at the end of the quarter for which we had not reached final negotiation on the terms and therefore could not bill for the full value.  Once invoiced, our government customers usually pay in 30 days.  Our cash flow can fluctuate quarter-to-quarter due to this, as was the case in the first quarter, and could impact the second quarter as well.  We spent $2.6 million on capital expenditures during the quarter and had an effective tax rate of 34.8%.  Both of these numbers are consistent with what we expect on a quarterly basis for the remaining of the year.

In conclusion we remain in a solid financial position and our 2010 plan remains on track.

•      We are securing new orders for the business that takes us into 2011,

•      We have significant cash on the balance sheet,

•      We expect to generate substantial operating cash for the full year,

•      We have renewed our $40 million credit facility that now extends out to 2012,

•      We have no debt,

•      We have no pension funding obligations, and

•      We have a flexible and low cost manufacturing structure.

We believe we have the funding and resources available to undertake our important strategic initiatives.

With that I’ll turn the call over to Randy.

Randy Hutcherson:                             Thank you, Charlie, and good afternoon to everyone.  As you’ve heard from Michael and Charlie, to date in 2010 we have successfully capitalized on our current business, which builds a strong foundation for the company’s long term future.  We continue to make significant progress on multiple fronts with the constant underlying premise that we must exceed our customers’ needs while improving internal processes and financial performance.

Many of our successes achieved during the first quarter did not show up in the financials for the quarter, but will in subsequent quarters.  We have continued our internal reorganization and maturation with efforts centered on improved responsiveness to our customers, enhanced quality across the company, and implementation of business processes that will improve our ability to propose, negotiate, and definitize our contracts.  These efforts will continue to lead to additional business and profitability.

In terms of vehicle programs the Buffalo A2 variant remains the cornerstone of the US Army and Marine Corps Route Clearance Vehicle programs.  We delivered 22 Buffalos in the 2010 First Quarter and we remain on track for delivering approximately 100 Buffalos for the full year.  Buffalo has the unqualified support of all its domestic and foreign users and we expect continued orders for this critical asset in the coming years.

We focused our efforts in the first quarter on finishing testing and delivering Buffalo A2s to the US Army and US Marine Corps.  Additionally, we are working on initiatives to upgrade and reset Buffalos, both A1s and A2s, when they start returning from Iraq and Afghanistan.

The Cougar continues to provide military services with outstanding protection and high operational readiness.  The armed services trust our vehicles and value their contribution to the success of their operations.  Ensuring Cougars continue to provide the expected high combat standard remains our objective and priority.  We have focused our efforts on improving and modernizing the existing Cougar fleet as well as providing upgrades to the base line vehicle for the benefit of current and future customers.  During the 2010 first quarter we worked on several major modernization efforts that the US Government plans on incorporating into the Cougar.

Our Middle East operations have gained momentum with our mission focused on Cougar maintenance and modernization.  The delivery of independent suspension systems to the war fighter has had a real impact on Cougar readiness in the austere Afghan environment, and the war fighter is the benefactor.  As Michael discussed earlier, we were pleased to recently announce an order for the purchase and initial installation of ISS kits on US Marine Corps Cougars in Afghanistan.  This type of work has been done in the past at our facility in Kuwait, and beginning in the first quarter, at Camp Leatherneck in Afghanistan.  However, with this recent order we are standing up forward operations in Bagram and Kandahar, effective July 1st, with almost 400 field—excuse me—40 field service representatives at each location.

For our UK allies, the Cougar variants, Mastiff, Ridgback, and Wolfhound, continue to perform extremely well.  We delivered the first 16 of an order of 23 Mastiff, Cougar explosive ordnance disposal variants in the first quarter and expect the Wolfhound variant to begin to deploy to theater in the second quarter.  We expect to deliver in excess of 100 Cougar variants to the UK this year.

As the Cougar family of vehicles remains a unique and highly sought after collection of assets we continue to deliver Cougar variants to customers beyond the US and UK.  In the first quarter we delivered four CAT I A2 variants to Yemen and expect to make additional deliveries of the light armored variant of the Cougar to Iraq in the second and third quarters of 2010.

Michael also discussed today’s announcement of a contract for the delivery of 30 Cougar variant vehicles through the US Marine Corps for additional foreign military sales.

Finally, we continue to hear from customers, in particular the US Marine Corps, Navy, and Air Force, as well as the UK and Canada, that they are planning to keep significant numbers of Cougar variants in their core fleet of vehicles after the current conflict has ended.  This will provide additional opportunities for revenue in spares, modernization, and upgrades well into the future.

With regard to our business development efforts, we continue to focus on working with our primary customer, the US Government, on programs that provide tactical wheeled vehicles, associated equipment, and total life cycle services in support of our service personnel.  Additionally, we are pursuing foreign military sales operations in multiple locations worldwide as we offer our full family of vehicles to our allies.  We continue to focus efforts on delivery of spares and sustainment for our fleet of fielded vehicles, we have begun an initiative on an OEM consortium for MRAP training, we continue to market our Karrus software to our customers, and have provided proposals to a number of these organizations.

Additionally, we recently submitted a proposal to DLA for a long term contract, which we expect will be awarded later this year.  As we have previously stated, we have offered the Ocelot as a solution for the UK Military’s light protected patrol vehicle program, and the Australian military’s Land 121 program.  We also believe a vehicle this size and protection level will have greater opportunities beyond the two programs I just mentioned.

As it relates specifically to the LPPV program, we remain pleased with our internal testing and development schedule is progressing.  The Ocelot has performed very well in tests of survivability, maneuverability, and related functionality, and the UK MOD is taking the important step of purchasing two Ocelot vehicles for their use in testing.  The UK

MOD has stated the LPPV program is an urgent operational requirement procurement.  We continue to expect a down select for this requirement in 2010 with an initial buy of at least 200 vehicles.

Our newest and lightest vehicle, the Joint All-Terrain Modular Mobility Asset, or JAMMA, was built specifically to support the special operations community.  The JAMMA is the only armor ready, four occupant, high performance, off-road vehicle that can be transported inside a V-22 Osprey.  It is equipped to handle high speeds during extreme off-roading, on highways, and through urban terrain.  JAMMA is also capable of rapidly adapting to and being armored for specific mission profiles such as reconnaissance, rescue recovery, medical evacuation, and mobile security.  The JAMMA vehicle is currently undergoing safety release testing at the Yuma, Arizona proving grounds, and will be entered as a competitor in the upcoming Air Force Materiel Command’s Guardian Angel Air-Deployable Rescue Vehicle Program.  We expect the RFP to release for this program in the early summer.

In addition to this program we believe this vehicle will meet the needs of the special operations forces of several militaries worldwide.  I’ll now turn the call back over to Michael.

Michael Moody:                                   Thank you, Randy.  While we continue to enjoy success in building on our core business of providing market leading blast and ballistic protected survivability solutions to our customers we fully recognize the need to broaden our business so as to increase financial visibility and enhance the long term value of the company for our shareholders.  We’ve made important organization changes over the past months, including appointing Randy as Chief Operator Officer.  Randy is tasked with leading our current operations and capturing the many opportunities for revenue and profitability that are available to us, and I’m pleased with what’s been accomplished to date.  With Randy and his team focused on the current business I’ve been focusing the majority of my efforts on actions necessary to realize our long term strategic goals.

As we shared earlier this year, our strategic goals were focused on two areas to create a credible and long term sustainable business.  Building and expanding our core capabilities to ensure our leadership position, delivering innovative, survivability solutions to market, and profitably growing through meaningful acquisitions, partnerships, and investments into a broader range of products, customers, and markets.

As it relates to the last point, our goal is to add short to medium term revenue and profit for building our portfolio of linked businesses.  The underlying premise remains that any potential investment is based on a measured, delivered approach to understanding what constitutes a true strategic fit and what’s meaningful to Force Protection.  We’re leveraging both internal and external resources to support our comprehensive process.  While I can’t get into specifics I can tell you that we made significant progress over the past few months in narrowing down our list of potential opportunities.

In conclusion, as a direct result of our strong base business we are in a position where we can focus on deploying capital and transforming the company for the long term.  Supporting our efforts is a dedicated team of management and employees with some of the best and brightest in the industry.  We are fortunate to have such an outstanding group and I want to thank them for their hard work and continued efforts.  Our annual shareholders meeting is scheduled for this Friday, May the 7th here in Charleston, and I encourage you to attend and interact with many of these talented individuals.

Thank you for your continued support of Force Protection.  I would now like to open up the call for your questions.  Operator?

Operator:                                              Thank you.  Ladies and gentlemen, at this time we will be conducting a question-and-answer session.  If you’d like to ask a question you may press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  Our first question comes from the line of Jim McIlree from Merriman, Curhan, and Ford.  Please proceed with your question.

Jim McIlree:                                        (Inaudible).

Operator:                                              Sir, we can barely hear you.  If you could speak up into the phone, please?

Jim McIlree:                                        Yeah, good evening.  Can you hear me?

Michael Moody:                                  Jim, yes we can, now.  Thank you.

Jim McIlree:                                        Great.  Sorry about that.  The sustainment revenues were down substantially from prior levels, and kind of what you guys had been thinking now for a while.  Can you, can you delve into that, why it’s so low and why you think with increasing operational tempo in Afghanistan that it’s going to stay at these levels for the rest of the year?

Randy Hutcherson:                            Well, I think the—what we’re hearing is that the inventory levels, the pre-deployment box surge that took place last year has really filled the pipeline and stores of the inventory over there.  So currently we don’t see an increased demand from where we were in the first quarter.  However, with the increased tempo, that may change as it has experienced in the past, but that’s where we currently are and we believe that there’s adequate inventory over there that they’re not looking to increase that significantly.

Jim McIlree:                                        And can—how many field service reps do you have in Iraq—excuse me, Kuwait and Iraq versus how many you have in Afghanistan, and you know, and what those levels will be, let’s say, by midyear and end of year?

Randy Hutcherson:                            Well, with respect to—with respect to field service reps in the traditional sense where they’re out there, a rep forward, forward deployed with a unit, providing training and maintenance support and that, the numbers are drawing down in Iraq.  You know, we were in the hundreds, I think the numbers are now in—we’re in the 30-ish bodies I think left in Iraq, and see that drawing down.  The one thing we didn’t see, which we anticipated is that it would be close to a one-for-one.  When they came out of Iraq they would go with the unit to Afghanistan.  If Afghanistan they’re, they’re deployed.  The military forces are deployed differently, so the requirement is less for the standard field service reps.

Regarding our, what—what we call—what are still termed field service reps but the folks that are doing ISS installs and modernization efforts in Kuwait and now already in Afghanistan, I believe the number is 2—upwards of 250 now in Kuwait, and in excess of 40 at Camp Leatherneck, going up to about 55 at Camp Leatherneck, and as I said, roughly 40 at each Kandahar and Bagram here early this summer.  And we expect those levels of folks doing ISS installs and modernization upgrades to stay at those levels probably through the end of the year before we start seeing them draw down.

Jim McIlree:                                        Through the end of 2010.

Randy Hutcherson:                           Yes.

Jim McIlree:                                        Yes.  Okay.  Great, thank you.

Charlie Mathis:                                  Jim, this is Charlie.  Just to add to that.  For our own internal planning purposes we did plan on the draw-down taking place in Iraq for those field service people.  I think by the end of the year we (inaudible) have about five or six people actually in Iraq.  We did plan, and I think this is consistent with what Randy’s saying, to see those field service personnel rotate into Afghanistan where I think by the end of the year we’re looking to have over 200 field service representatives, not including the install work in those—and we anticipate they would be there well into the future also.

Jim McIlree:                                        Right.  Okay, great.  Thank you.

Operator:                                              Our next question comes from the line of Josephine Millward from The Benchmark Company.  Please proceed with your question.

Josephine Millward:                           Good afternoon.

Michael Moody:                                   Josephine, good afternoon.  How are you?

Josephine Millward:                           I’m doing well, Michael.  How are you?

Michael Moody:                                   Fine, thank you.

Josephine Millward:                           I have a question on modernization.  Are you still expecting roughly $200 to $250 million for the year, assuming you receive additional installation and independent suspension upgrade orders?

Charlie Mathis:                                  Josephine, hey.  This is Charlie.  As I said, the modernization is performing very well there.  We received the $100 million order.  We were completing work from last year in the first quarter and we believe their highly sought after modernization work that the government will put on contract in the remainder of the year.  So we see significant levels of modernization.

Josephine Millward:                           Okay, just to follow-up on that.  It seems to me that by the end of this year you might be completing the independent suspension upgrade of, you know, pretty much all the Cougar MRAPs out there.  In terms of future modernization work, can you talk about what kind of, you know, what type of engineering change proposals for modernization work you might be doing in addition to this independent suspension upgrade going forward?

Randy Hutcherson:                             Yeah, Josephine, I think I can touch on some of that, which we know is already in the pipeline, or at least proposals are into the government.  ECPs—most of these are around improving safety and survivability in the vehicles.  So ECPs is one, improving the seats, first responder kits to get folks in and out of the vehicles, 18K winch, an upgrade of alternator, five point restraint system, we’re looking at some survivability issues around keeping the transfer case cover connected to the vehicle in a blast situation, fuel protection.  There are some upgrades to the front door again around survivability that we’ve proposed.  There’s also an HVAC air conditioner install for a lot of the early vehicles that didn’t have them and stuff.  So those are the things we’re looking at that we’ve prepared.  We’ve done engineering work.  We’ve prepared proposals or are preparing proposals.  There’s also significant work ongoing with the government right now on improving survivability in blast situations for large, much larger blasts than they anticipated they were going to see, and so we would expect several survivability upgrades and modernization efforts to come out of that testing and stuff we’re doing with the government right now.

Josephine Millward:                           That’s very helpful, Randy.  I think you mentioned earlier that you submitted a proposal to DLA.  Can you expand on that or is that what you just talked about?

Randy Hutcherson:                             No.  The DLA proposal is a long term IDIQ kind of proposal that’s strictly around providing spare parts.  As you know, DLA becomes when systems get fielded, DLA becomes kind of a buyer for the US Military on spare support.  They like to establish long term relationships with OEM and long term contracts that get certain parts that, you know, agreed upon prices and delivery schedules and stuff so that they know they can count on ordering those parts and getting them at the price and when they want them.  So they offer you to bid on a certain number of items.  You—we offer the proposal on that.  It’s a—if we’re awarded it, it is a five year contract, you know, that’s ceiling price out there at a substantial level, and that they would then—if we’re doing well, which we have been recently, they would seek to grow the number of parts on that contract over the years to, you know, higher levels than what’s initially proposed.

Josephine Millward:                           Okay.  Just for spare parts on your vehicles or on other MRAP vehicles as well?

Randy Hutcherson:                             Our vehicles.

Josephine Millward:                           Just the Cougars.

Randy Hutcherson:                             Yes, and Buffalos.

Josephine Millward:                           Okay.  And great, thank you.  Can you also give us an update on when you might be receiving additional orders from the UK?  Because I think your outlook is for, you know, roughly 150 to 200 Cougar variants for the year, and it looks like you have—you only have received 50 so far this year.

Randy Hutcherson:                             Well, we’ve been in discussions with them.  Part of the issue is that a majority of these vehicles are being bought through FMS cases.  So the bureaucracy of getting the letters in, getting the case approved, and then through to us is tracking out there.  But we’ve got markers on the wall in our production plan for that, that range of vehicles that we’ve been in substantial negotiations and discussions with both the US Government and the UK Government on how we’re going to—when we can see those orders and officially get them on contract.

Josephine Millward:                           That’s interesting, Randy.  So can  you expand a little bit on the order you announced today?  I know it came from the US government but are they buying for the Iraqis or Afghans or are they buying for, you know, the British forces?

Randy Hutcherson:                             Well, they’re not buying—I can tell you they’re not buying for the British Forces.

Josephine Millward:                           They couldn’t be.

Randy Hutcherson:                             Yes.  I’m not at liberty to say who these are for currently.  The Government has in fact asked us not to, but it’s a coalition partner that will be sending troops into Afghanistan and these 30 vehicles will go to that partner and they’ll be in Afghanistan this year.

Josephine Millward:                           I’m just trying to get a sense if you think they’re—you’re anticipating additional foreign military service—I mean, foreign military sales like the one you just announced today, and what you think the potential market opportunity could look like this year and next year?

Randy Hutcherson:                             Well, I would say we’ve certainly been led to believe that there is additional possibility.  How—but the government, our government is the one, you know, are the ones controlling a lot of, in particular with respect to Afghanistan, what type of vehicles and how, and numbers, and who those vehicles are going to.  So, but we have been told that they anticipate ordering more vehicles from us.  The level of that order, it’s conjecture at best.  I wouldn’t want to get into that.

Josephine Millward:                           But Randy, why are they buying MRAP vehicles for Afghanistan when they have decided to move on to the MATV for our own troops in Afghanistan?

Randy Hutcherson:                             Well, but they—the Marine Corps, the Air Force, the Navy in particular, and the Army are still using Cougars, in particular they’re still using Cougars in Afghanistan.  All of the Cougar vehicles coming out of Iraq are being retrofitted with ISS and modernization upgrades, and they’re going to Afghanistan.  I—again, I believe what the US Government is looking at is if a coalition partner is going to be in the vicinity of a Marine Corps unit in particular, then they’re going to give them the kind of vehicles that the Marine Corps are operating.  If they’re in the vicinity of an Army unit they’re going to give them the kind of vehicles that the Army is operating.

Josephine Millward:                           Okay, that makes sense.  Thank you so much for that.

Randy Hutcherson:                             Yes.

Michael Moody:                                   Thank you.

Operator:                                              Ladies and gentlemen, as a reminder, it is star, one to ask a question.  Our next question comes from the line of Joe Maxa with Dougherty and Company.  Please proceed with your question.

Joe Maxa:                                              Thank you.  I’m assuming I’m in error here, but I wanted to talk about the backlog.  Your filings show a seven Cougar variants or Mastiffs.  But Charlie, you mentioned you had 19 at the end of the quarter, Wolfhounds.  Is there—am I missing something?

Charlie Mathis:                                   No, you’re not actually missing something.  There—it’s kind of the way contracts actually work, and what we can actually publish as far as backlog.  If we have a, for example, a letter of authorization to build these and we do build these, and the contract is somewhat stuck in the admin waiting to get signed off for, they don’t get in the backlog but they’re ready to ship and immediately when the contract comes in, we’ll ship these, so that’s—that’s the explanation for some of them.

Randy Hutcherson:                             Joe, this is Randy.  In particular, those Wolfhounds are at the port today, going to be loaded on a ship that hopefully will set sail here in four days, so.

Joe Maxa:                                             Okay, so you expect an order (inaudible).

Randy Hutcherson:                             But you’re right.  Those were not in the backlog.

Joe Maxa:                                              So do you have—are you working on a number of other vehicles like this that ahead of the actual contract that we should kind of fill in the Q2 production?

Charlie Mathis:                                   Well, only if there is a, you know, a signed letter of authorization to go out and procure and start building, of which they would authorize us to do.  And there is some of that.  There is also the ILAVs that Randy mentioned that we’re currently building that don’t show in our backlog because we don’t record those as vehicle sales, but I think there’s up to 50 of the ILAV that are being built currently.

Joe Maxa:                                              Okay, and then on the Buffalo side, 34 left in backlog.  Do you need an order soon to keep your line hot?

Randy Hutcherson:                             We—again, this is one where we’ve been in contact, negotiations with the US Army and I would expect an imminent contract award for a substantial number of Buffalos coming.

Joe Maxa:                                              Okay, very good. The discussion on the modernization efforts, can you give us any timing of when we may see some of these newer projects that you’re working on?  Any sense when they’re looking to start implementing some of those?

Randy Hutcherson:                            I believe, again, we’ve submitted proposals; we’ve done validation verification on the engineering work to validate the material, the maturity of the materials involved with the modernization efforts.  The proposals have gone in.  I believe based upon discussions with the customer that they’re looking to obligate that money rather quickly.  So again, I would say fairly imminently we should see some of these modernization efforts being placed on contract.

Joe Maxa:                                              If Q1 is the low point, Q2 based on vehicle backlog, doesn’t look like significantly more in the vehicles.  And it sounded like spares would be roughly flat.  So modernization, if the kits are done, you must have something, you know, coming in to fill that in order to see potential growth.  Is that what we should think the difference is, in modernization?

Charlie Mathis:                                   I would say that as Michael mentioned at the beginning, the second half of the year will be stronger than the first half.  Second quarter will probably be up from—it will be up from the first quarter but not significantly.  I think most of the additional revenue will be in the third and fourth quarter.

Joe Maxa:                                              All right, thanks, Charlie.

Operator:                                              There are no further questions in the queue.  I’d like to hand the call back over to management for closing comments.

Randy Hutcherson:                            Joe, if I could just let you know, I had someone just speak to me here.  My contracts VP just poked his head in and said we have a signed contract for 60 Buffalos from the US Army that we just received.  So I wasn’t lying when I said imminent.

Michael Moody:                                   Thank you, Randy.  Thank you very much, everyone, for joining us on this call.  As I said, we have our annual shareholders meeting on Friday.  You’re certainly very much welcome.  We look forward to seeing you then.  If not, we look forward to the next quarterly call.  Thank you very much, everyone.  Thank you.

Operator:                                              Ladies and gentlemen, this does conclude today’s teleconference.  Thank you for your participation.  You may disconnect your lines at this time and have a wonderful day.